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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported): October 23, 1998





                            CELLULARVISION USA, INC.
               (Exact name of registrant as specified in charter)




     Delaware                         000-27582                  13-3853788
(State or other jurisdiction         (Commission                (IRS Employer
          of incorporation)           File Number)           Identification No.)



140 58th Street, Loft 7E                                               11220
Brooklyn, New York                                                   (Zip Code)
(Address of principal executive offices)



Registrant's telephone number, including area code:  (718) 489-1200





                                 Not Applicable
          (Former name or former address, if changed from last report)


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Item 5.  Other Events

         Stockholder Approval of LMDS Purchase Agreement

         On October 26, 1998, CellularVision USA, Inc. (the "CVUSA") received the approval of holders of a majority of its outstanding Common Stock to consummate the spectrum assignment contemplated by the LMDS Purchase Agreement, dated as of July 10, 1998 and as amended, among CVUSA, CellularVision of New York, L.P. ("CVNY") and WinStar Communications, Inc. CVUSA issued a press release on October 27, 1998 announcing such stockholder approval, a copy of which is attached hereto as Exhibit 99.1 and incorporated by reference herein.

         Vacation of M/A-COM Temporary Restraining Order

         As disclosed in a prior Current Report on Form 8-K of CVUSA, M/A-COM commenced an arbitration proceeding against CVUSA and certain other parties (together, the "Respondents") on August 27, 1998. On September 3, 1998, the Supreme Court of the State of New York (the "Court") issued an order to show cause for order of attachment and temporary restraining order (the "Order") in response to a Verified Petition of M/A-COM, which demanded the entry of an order directing the Sheriff of the City of New York or the Sheriff of any County in the State of New York to seize and attach any and all property of certain Respondents, including CVUSA (the "Order Respondents"), found in his or her jurisdiction sufficient to satisfy the $7 million amount of M/A-COM's arbitration claim ("M/A-COM's Motion"). As part of the Order, the Court issued a temporary restraining order restraining and prohibiting the Order Respondents and all other persons from transferring or paying any assets of the Order Respondents pending the Court's ruling on M/A-COM's Motion.

         On October 23, 1998, the Court denied M/A-COM's Motion and vacated the temporary restraining order as to all the Order Respondents.

         CVUSA intends to continue to defend vigorously its position that neither CVUSA nor CVNY is a party to either the contract giving rise to M/A-COM's claim or the contractual agreement to submit to arbitration.

Item 7.  Financial Statements and Exhibits.

         (a)-(b)  None.

         (c)  Exhibits.

       99.1     Press Release dated October 27, 1998 of CellularVision USA, Inc.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                            CELLULARVISION USA, INC.



                                            By: /s/Shant S. Hovnanian
                                                Name:  Shant S. Hovnanian
                                                Title:  Chief Executive Officer

October 27, 1998



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                                  EXHIBIT INDEX

      99.1     Press Release dated October 27, 1998 of CellularVision USA, Inc.